Yacht Club at Brickell, Miami, FL

# Second Quarter 2022

## Earnings Release and Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
10	Consolidated Statements of Operations
11	Consolidated Balance Sheets
12	Schedule 1 – EBITDAre and Adjusted EBITDAre
13	Schedule 2 – Aimco Leverage and Maturities
14	Schedule 3 – Aimco Portfolio
15	Schedule 4 – Aimco Capital Additions
16	Schedule 5 – Aimco Development and Redevelopment Project Summaries
17	Schedule 6 – Stabilized Operating Properties
18	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
19	Schedule 8 – Net Asset Value Components
20	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Second Quarter 2022 Earnings Release and Supplemental Schedules | 2

Aimco Provides Recent Highlights and Second Quarter Financial Results

Denver, Colorado, August 4, 2022 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2022 and provided highlights on recent activities.

Wes Powell, Aimco President and Chief Executive Officer, comments: “Aimco has accomplished a great deal during 2022 and we are well positioned for continued success. The early monetization of our four development assets leased from AIR Communities ("AIR") highlights our team's ability to execute and will lead to $100 million dollars of value creation for Aimco shareholders.

"Our diversified portfolio of income producing properties continues to yield strong results, with net operating income up 14.9% during the first half of 2022.

"During the year we sold two stabilized multifamily assets above the values used in our internal Net Asset Value ("NAV") estimate and also added multi-phase development opportunities in South Florida and Washington, D.C. Through opportunities directly sourced by the Aimco team, our future development pipeline has nearly tripled since the start of 2021, and now, in total, has the potential for more than 15 million square feet of residential and mixed-use development.

"We have agreements in place that will retire or refinance more than $1.0 billion of near-term liabilities and in doing so improved our balance sheet which is now comprised of primarily fixed-rate debt with an average term to maturity of 8.4 years."

Mr. Powell continued, "I am pleased with the ongoing value creation being delivered by the Aimco team but also recognize that Aimco shares have traded at sizable discounts to our most recently published NAV. As such, in the first half of the year Aimco repurchased nearly 750,000 shares and, in July, Aimco’s Board of Directors updated the authorization for the purchase of up to 15 million additional shares.

"I am thankful to the Aimco team for their dedication and good work, and to the Aimco Board of Directors for their engagement and guidance, as we execute on our shared commitment to building, and unlocking, value for Aimco shareholders.”

Financial Results and Recent Highlights

•
Net income attributable to common stockholders per share, on a fully dilutive basis, was $1.57 for the quarter ended June 30, 2022, compared to net income per share of $(0.13) for the same period in 2021, due primarily to the recognition of income resulting from the agreement to terminate the AIR leases and gains related to the sale of Pathfinder Village.
•
As of July 31, 2022, total shareholder return ("TSR") since the December 15, 2020 separation from AIR was 65.1% and year-to-date was 7.8%.
•
Second Quarter 2022 Revenue and NOI from Aimco’s Stabilized Operating Properties were up 11.2% and 14.4%, respectively, year over year, with occupancy of 97.7%, up 20 basis points year over year.
•
Aimco reached an agreement with AIR that will result in more than $100 million of realized Value Creation, net of costs for Aimco shareholders and eliminate the $469 million obligation related to the four leased properties from AIR.
•
Aimco completed the early repayment of the $534 million of notes due to AIR, originally scheduled to mature in January 2024 and carrying an annual rate of 5.2%, with proceeds from property level

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financings, the sales of Pathfinder Village and Cedar Rim, and the placement of preferred equity secured by a portfolio of stabilized properties.

Value Add, Opportunistic & Alternative Investments:

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s Value Add and Opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of June 30, 2022, Aimco had eight active development and redevelopment projects located in five U.S. markets, in varying phases of construction and lease-up. These projects remain on track, as measured by budget, lease-up metrics, and current market valuations. During the second quarter, Aimco invested $62.5 million in development and redevelopment activities. Updates include:

•
As previously announced, following the successful development and lease-up of 707 Leahy in Redwood City, California, Prism in Cambridge, Massachusetts, Flamingo Point North Tower in Miami Beach, Florida, and The Fremont on the Anschutz Medical Campus in Aurora, Colorado, Aimco and AIR have agreed to cancel Aimco’s leasehold interest in each property on September 1, 2022. In return for the termination of the leases, Aimco will receive $200 million, resulting in Value Creation, net of costs, of approximately $100 million, which will be realized about 18 months sooner than originally anticipated.
•
At The Hamilton in Miami, Florida, Aimco now expects to welcome the first residents into redesigned and fully renovated units in August 2022. As of July 31, 2022, 61 units were leased or pre-leased at rental rates more than 20% ahead of underwriting.
•
Construction continues on schedule and on budget at Upton Place in Northwest Washington, D.C., the Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado, and at our single-family home development project, Oak Shore, in Corte Madera, California.

Alternative Investments

Aimco makes alternative investments where it has special knowledge or expertise relevant to the venture and opportunity exists for positive asymmetric outcomes. Aimco’s current alternative investments include a mezzanine loan secured by a stabilized multifamily property with an option to participate in future multifamily development as well as three passive equity investments. Updates include:

•
The borrower on Aimco’s $354.4 million mezzanine loan, which is secured by the Parkmerced stabilized multifamily property plus phases two through nine of the site's future development opportunity, remains current on its first mortgage obligations. The neighboring San Francisco State University is expected to return to full in-person learning this fall, with hybrid options, increasing the demand for the apartments that serve as collateral for the Aimco loan. Due to the relative size of Aimco’s investment and alternative accretive uses of capital, Aimco recently initiated a marketing effort to explore potential opportunities to monetize all or a portion of its investment.
•
Aimco redeemed 22% of its passive equity investment in IQHQ Inc., a life sciences developer. In July, Aimco received proceeds of $16.5 million from the sale resulting in a greater than 50% internal rate of return over the hold period for this portion of its investment. Aimco retains 2.4 million shares worth $59.7 million and the opportunity to collaborate with IQHQ on future development opportunities that include a multifamily component.

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Investment Activity

Aimco is focused on development and redevelopment, funded through joint ventures. Aimco will also consider opportunistic investments in related activities. Updates include:

•
In May, Aimco executed a joint venture agreement to act as a co-GP on the development of a phased multifamily community in Bethesda, Maryland. The project is fully entitled and includes approvals for over 2,200 units in six phases. Aimco will participate in the first two multifamily phases totaling 574 units with an expected Aimco investment of approximately $18 million. Aimco also has rights to increase our investment and to choose to participate in future phases of development.
•
In June, July, and August, Aimco closed on the purchase of three development parcels it contracted to acquire, for $100 million, in February 2022. The nine-acre assemblage is located in the rapidly growing Flagler Village neighborhood of Fort Lauderdale, Florida, and allows for approximately three million square feet of phased, mixed-use development, which could contain up to 1,500 residential units, more than 300 hotel keys, and more than 100,000 square feet of retail space at full build-out. Aimco intends to execute the planned development activity through joint venture financing.

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in ten major U.S. markets with average rents in line with local market averages. Aimco also owns one commercial office building that is part of an assemblage with an adjacent apartment building.

Aimco’s operating properties produced solid results for the quarter ended June 30, 2022.

	Second Quarter					Year-to-Date
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2022	2021	Variance	1Q 2022	Variance	2022	2021	Variance
Average Daily Occupancy	97.7%	97.5%	0.2%	98.5%	(0.8%)	98.1%	97.6%	0.5%
Revenue, before utility reimbursements	$33.1	$29.8	11.2%	$32.2	2.7%	$65.3	$59.0	10.7%
Expenses, net of utility reimbursements	10.4	9.9	4.8%	10.2	1.7%	20.7	20.1	2.6%
Net operating income (NOI)	22.7	19.8	14.4%	22.0	3.2%	44.7	38.9	14.9%

*Excluded from the table above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

•
Revenue in the second quarter 2022 was $33.1 million, up 11.2% year-over-year, resulting from a $203 increase in average monthly revenue per apartment home to $2,039, and a 20-basis point increase in Average Daily Occupancy to 97.7%.
•
New lease rents increased 17.4% and renewal lease rents increased 16.8% in the second quarter and 62.4% of residents were retained over the past twelve months.
•
The median annual household income of new residents was more than $115,000 in the second quarter 2022, representing a rent to income ratio of 20.2%.
•
Net operating income in the second quarter 2022 was $22.7 million, up 14.4% year-over-year.

1001 Brickell Bay Drive, a waterfront office building in Miami, Florida, is owned as part of a larger assemblage with substantial development potential. In the first half of 2022, Aimco executed leases on over 60,000 square feet of office space, at rates per square foot 20% higher than leases executed in the first half of 2021. At the end of the second quarter 2022, the building was 85% occupied, up from 73% at the same time last year.

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Property Dispositions

•
In May, Aimco sold Pathfinder Village, a 246-unit apartment community located in Fremont, California, for $127.0 million. Proceeds, net of the repayment of the existing property debt and transaction related costs, were $71.8 million.
•
In July, subsequent to quarter end, Aimco sold Cedar Rim, a 104-unit apartment community located in Renton, Washington, for $53.0 million. The property was owned free and clear of debt prior to the sale.
•
Aimco is under contract to sell 2900 on First, a 135-unit apartment community with 14,000 square feet of retail located in Seattle, Washington for $69.0 million. This sale of this property is expected to close in August.
•
These properties sold, or are under contract to sell, for more than the values used in Aimco's internal NAV estimate.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including having at all times ample liquidity. As of June 30, 2022, Aimco had access to $215.5 million, including $81.8 million of cash on hand, $12.5 million of restricted cash, and the capacity to borrow up to $121.2 million on its revolving credit facility.

Aimco’s net leverage as of June 30, 2022, was as follows:

	as of June 30, 2022		as of June 30, 2022 (proforma the final payoff of the notes payable to AIR)
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.)	Amount	Weighted Avg. Maturity (Yrs.)
Total non-recourse property debt	$798,492	8.4	$798,492	8.4
Total non-recourse construction loan debt	203,395	1.9	203,395	1.9
Notes payable to AIR	147,039	1.6	-
Cash and restricted cash	(94,308)		(94,308)
Net Leverage	$1,054,618		$907,579

Debt Refinancings

•
Aimco reached agreement with AIR for the accelerated repayment of $534 million in notes, which carried a rate of 5.2%, prior to their maturity in January 2024. The early payoff, including $17 million of spread maintenance costs, was completed in July with proceeds generated from:
o
The financing of $575 million of property level loans with a weighted average term of 9.4 years and a weighted average fixed interest rate, net of monetized swaption proceeds, of 4.37%. Aimco received $337 million of proceeds, net of the repayment of existing property debt balances and prepayment penalties;
o
The sale of Pathfinder Village in Fremont, California for $127 million in May, and Cedar Rim in Renton, Washington for $53 million in July. Proceeds, net of the repayment of the existing property debt and transaction related costs, were $122 million; and
o
A $102 million, 8% preferred equity financing placement on a portfolio of stabilized assets with an institutional equity partner.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 6

Construction Lending

•
In the second quarter 2022, Aimco secured a $23 million non-recourse construction loan to fund the development of Oak Shore in Corte Madera, California.

Private Equity Financing

•
In July, Aimco closed a $102 million, 8% preferred equity financing on a portfolio of 14 stabilized assets with an institutional equity partner. The financing has a seven-year term but is fully pre-payable after 48 months.

Public Market Equity

Common Stock Repurchases

•
In the second quarter, Aimco repurchased 539,764 shares of its common stock at a weighted average price of $5.73 per share, an approximate 45% discount to its most recently published estimated NAV. Year to date, Aimco has repurchased 742,164 shares of its common stock at a weighted average price of $5.93 per share.
•
In July, Aimco's Board of Directors updated the authorization to repurchase up to 15 million additional shares.

Special Dividend

•
On July 27, 2022, Aimco's Board of Directors declared a special cash dividend of $0.02 per share payable on September 30, 2022, to Aimco shareholders of record on September 14, 2022.

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Aimco added a new Supplemental Schedule that presents the components of Aimco’s NAV to its Second Quarter 2022 Earnings Release and Supplemental Information. This information can be found in Supplemental Schedule 8, on page 19 of this release.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

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About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic, and alternative investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Bethesda, Maryland. Our investment platform is managed by experienced real estate professionals based in four regions of the United States: West Coast, Central and Mountain West, Mid-Atlantic and Northeast, and Southeast. The experience and in-depth local market knowledge of the Aimco team is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Sr. Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding our 2022 plans and goals, including our 2022 pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, our plans to form joint ventures, and the return to in-person activities. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Aimco that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statement. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2022 plans and goals may not be completed, as expected, in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, and (iii) changes in general economic conditions, including, increases in interest rates and as a result of the COVID-19 pandemic. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES:
Rental and other property revenues	$50,697	$40,418	$100,691	$80,222

OPERATING EXPENSES:
Property operating expenses	19,708	16,403	38,929	33,345
Depreciation and amortization [1]	34,863	20,639	57,981	41,356
General and administrative expenses [2][3]	8,961	7,383	18,433	13,694
Total operating expenses	63,532	44,425	115,343	88,395

Interest expense	(41,546)	(12,638)	(56,147)	(25,315)
Mezzanine investment income, net	8,330	7,551	16,567	15,018
Realized and unrealized gains (losses) on interest rate options	20,017	(16,970)	38,795	8,377
Realized and unrealized gains (losses) on equity investments [4]	26,630	875	22,297	875
Gain (Loss) on the disposition of real estate	94,598	-	94,465	-
Lease modification income [1]	205,387	-	205,387	-
Other income (expenses), net	(1,413)	2,043	(1,488)	2,406
Income before income tax benefit	299,168	(23,146)	305,224	(6,812)
Income tax benefit (expense)	(45,957)	2,760	(41,901)	7,860
Net income	253,211	(20,386)	263,323	1,048
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(1,069)	(66)	(2,539)	86
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(346)	(275)	(344)	(566)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	(12,659)	1,037	(13,094)	(44)
Net income (loss) attributable to Aimco	$239,137	$(19,690)	$247,346	$524

Net income (loss) attributable to common stockholders per share – basic [5]	$1.58	$(0.13)	$1.63	$0.00
Net income (loss) attributable to common stockholders per share – diluted [5]	$1.57	$(0.13)	$1.62	$0.00

Weighted-average common shares outstanding – basic	149,600	149,166	149,694	149,082
Weighted-average common shares outstanding – diluted	150,423	149,166	150,660	149,442

[1] In the three months ended June 30, 2022, as a result of the lease termination agreement with AIR Communities (AIR) and in accordance with GAAP, Aimco accelerated $13.9 million of depreciation on the associated leasehold improvements. The remaining $66.1 million of depreciation will be recognized over the remaining lease terms ending September 1, 2022. Also, in accordance with GAAP, Aimco reduced the right-of-use lease assets associated with these properties to zero and recognized lease modification income of $205.4 million. Per the terms of the lease termination agreement, Aimco will receive $200 million of cash payments from AIR in exchange for the return of the properties from Aimco to AIR, in the three months ended June 30, 2022, Aimco received $10 million of these payments in the form of a nonrefundable deposit.

[2] General and administrative expense includes $1.0 million and $2.0 million of expenses to be reimbursed to AIR, per agreement upon separation, for consulting services, with respect to strategic growth, direction, and advice, in the three and six months ended June 30, 2022, respectively. This agreement is expected to conclude at year end.

[3] General and administrative expense for the three months and six months ended June 30, 2021 was prior to the full build out of Aimco’s platform and are not representative of Aimco’s anticipated expenses.

[4] Realized and unrealized gains (losses) on equity investments increased due primarily to the change in the fair market value of Aimco's investment in IQHQ, a life science real estate developer. In the three months ended June 30, 2022, Aimco realized a gain of $5.7 million in conjunction with the redemption of 22% of its investment in IQHQ.

[5] See Note 6 of Aimco's Second Quarter 2022 SEC Form 10-Q, filed August 4, 2022, for additional details.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2022	2021
Assets
Buildings and improvements	$1,269,624	$1,257,214
Land	601,757	534,285
Total real estate	1,871,381	1,791,499
Accumulated depreciation	(519,868)	(561,115)
Net real estate	1,351,513	1,230,384
Cash and cash equivalents	81,799	233,374
Restricted cash	12,510	11,208
Mezzanine investments	354,365	337,797
Interest rate options	51,286	25,657
Right-of-use lease assets	130,532	429,768
Receivable from lease termination	186,318	—
Other assets, net	251,089	165,913
Total assets	$2,419,412	$2,434,101

Liabilities and Equity
Non-recourse property debt, net	$801,434	$483,137
Construction loans, net	199,715	163,570
Notes payable to AIR	147,039	534,127
Total indebtedness	1,148,188	1,180,834
Deferred tax liabilities	136,950	124,747
Lease liabilities	123,785	435,093
Accrued liabilities and other	133,653	97,400
Total liabilities	1,542,576	1,838,074

Redeemable noncontrolling interests in consolidated real estate partnership	51,814	33,794

Equity:
Common Stock	1,492	1,498
Additional paid-in capital	515,065	521,842
Retained earnings (accumulated deficit)	224,567	(22,775)
Total Aimco equity	741,124	500,565
Noncontrolling interests in consolidated real estate partnerships	44,665	35,213
Common noncontrolling interests in Aimco Operating Partnership	39,233	26,455
Total equity	825,022	562,233
Total liabilities and equity	$2,419,412	$2,434,101

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended June 30, 2022	Trailing 12 Months Ended June 30, 2022
Net Income	$253,211	$255,393
Adjustments:
Interest expense	41,546	83,734
Income tax benefit	45,957	36,191
Gain/Loss on Sale of Real Estate	(94,598)	(94,465)
Lease modification income	(205,387)	(205,387)
Depreciation and amortization	34,863	101,338
Adjustment related to EBITDAre of unconsolidated partnerships	259	922
EBITDAre	$75,851	$177,725
Net Income attributable to redeemable noncontrolling Interests consolidated real estate partnership	(1,069)	(2,716)
Net Income attributable to noncontrolling Interests consolidated real estate partnership	(346)	(915)
EBITDAre adjustments attributable to noncontrolling interests	(221)	(320)
Mezzanine investment income, net accrued	(8,330)	(31,984)
Unrealized gains (losses) on interest rate options	(20,017)	(36,927)
Unrealized gains (losses) on IQHQ investment	(20,501)	(20,501)
Adjusted EBITDAre [1]	$25,367	$84,361

[1] Adjusted EBITDAre increased in the second quarter due primarily to the realized gain on the redemption of 22% of Aimco's investment in IQHQ, a life science real estate developer.

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)	Weighted Average Stated Interest Rate
Fixed rate loans payable	$777,150	$5,242	$(171)	$782,221	8.7	4.24%
Floating rate loans payable	31,904	—	(15,633)	16,271	1.5	7.50%
Total non-recourse property debt [1]	$809,054	$5,242	$(15,804)	$798,492	8.4	4.37%

Construction loan debt [1] [2]	203,395	—	—	203,395	1.9	4.53%
Notes payable to AIR [3]	147,039	—	—	147,039	1.6	5.20%
Cash and restricted cash	(94,308)	—	—	(94,308)
Net Leverage	$1,065,179	$5,242	$(15,804)	$1,054,618

Aimco Share Non-Recourse Property and Construction Loan Debt

	Amortization		Maturities [4]	Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2022 Q3	$927	-	$—	$927	—%	—%
2022 Q4	942	-	—	942	—	—
Total 2022	1,869		—	1,868	—	—

2023 Q1	957		—	957	—	—
2023 Q2	953		—	953	—	—
2023 Q3	962		—	962	—	—
2023 Q4	977		—	977	—	—
Total 2023	3,850		—	3,850	—	—

2024	3,993		219,666	223,659	21.93%	4.75%
2025	4,144		—	4,144	—	—
2026	2,822		75,519	78,341	7.54%	3.10%
2027	2,122		—	2,122	—	—
2028	2,201		—	2,201	—	—
2029	2,284		179,646	181,930	17.93%	4.66%
2030	2,370		—	2,370	—	—
2031	1,702		104,508	106,210	10.43%	3.20%
Thereafter	118		395,074	395,192	39.43%	4.61%
Total Aimco Share	$27,475		$974,413	$1,001,887

[1] Consolidated total non-recourse property debt and construction loan debt excludes $11.3 million of deferred financing costs.

[2] Aimco’s construction loan debt consists of non-recourse, floating rate loans.

[3] The notes payable to AIR were repaid in full subsequent to quarter end.

[4] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Aimco construction and land loans have extension options of one to two years.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

June 30, 2022
Class A Common Stock Outstanding	149,166
Participating unvested restricted stock	2,161
Dilutive options, share equivalents, and non-participating unvested restricted stock	946
Total shares and dilutive share equivalents	152,273
Common Partnership Units and equivalents outstanding	7,994
Total shares, units and dilutive share equivalents	160,267

Second Quarter 2022 Earnings Release and Supplemental Schedules | 13

Supplemental Schedule 3

Aimco Portfolio

(unaudited)

	Number of Properties	Number of Apartment Homes [4]	Aimco Share of Apartment Homes
Consolidated
Stabilized Operating Properties	21	5,582	5,553
Other Real Estate [1]	2	58	58
Development and Redevelopment - Owned	3	965	896
Development and Redevelopment - Land [2]	6	26	26
Development and Redevelopment - Leased	5	889	889
Assets Held for Sale [3]	3	239	239
Total Consolidated	40	7,759	7,661
Unconsolidated	6	142	72
Total Portfolio	46	7,901	7,734

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida, and
•
Eldridge Townhomes, located adjacent to Elm Creek Apartments in Elmhurst, Illinois, acquired in 3Q 2021.

[2] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado that was acquired in 3Q 2021;
•
Two land parcels in Miami, Florida for potential future developments adjacent to The Hamilton which include 26 homes; and
•
Three land parcels in Fort Lauderdale, Florida for potential future developments.

[3] As of June 30, 2022, Aimco was under contract to sell two apartment communities in the Seattle market and one of the three land parcels acquired in January by its Fort Lauderdale joint venture with The Kushner Companies. Aimco closed the sale of one of the Seattle properties in July with the remaining apartment community and land sales expected to close in the third quarter of 2022.

[4] Number of apartment homes includes all current apartments and those authorized for development, it does not include office, retail, or hotel units.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2022	June 30, 2022

Capital Replacements and Casualty	$4,029	$6,856
Property Upgrades	613	800
Development and Redevelopment [1]	62,489	128,247
Total Capital Additions	$67,132	$135,902

[1] Second quarter 2022 total capital additions include $50 million of Direct Capital Investment, $46 million on active projects and $4 million on projects in planning, and certain other costs capitalized in accordance with GAAP.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 5

Aimco Active Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

					Direct Capital Investment
	Location	Number of units approved for development or redevelopment	Leased or Pre-Leased	Leasehold Value	Planned	To-Date	Remaining	Expected / Actual Initial Occupancy [6]	Expected / Actual Stabilized Occupancy [6]	Expected / Actual NOI Stabilization [6][7]
Aimco Owned
The Benson Hotel and Faculty Club	Aurora, CO	106	—	—	$70.0	$46.9	$23.1	1Q 2023	2Q 2025	4Q 2026
Upton Place [1]	Washington, D.C.	689	—	—	260.0	107.9	152.1	4Q 2023	4Q 2025	4Q 2026
The Hamilton [2]	Miami, FL	276	15%	—	95.0	77.8	17.3	3Q 2022	2Q 2023	3Q 2024
Subtotal		1,071		$—	$425.0	$232.6	$192.5

Leased Properties [3]
Flamingo Point North Tower	Miami Beach, FL	366	99%	$240.0	$60.0	$55.7	$4.3	3Q 2021	2Q 2022	4Q 2023
707 Leahy	Redwood City, CA	110	95%	79.1	—	—	—	1Q 2020	3Q 2021	4Q 2022
The Fremont	Aurora, CO	253	97%	89.0	0.3	0.3	—	2Q 2020	2Q 2022	4Q 2023
Prism	Cambridge, MA	136	99%	60.9	4.2	4.2	—	1Q 2021	4Q 2021	4Q 2022
Oak Shore	Corte Madera, CA	24	—	6.1	47.1	11.8	35.3	3Q 2023	2Q 2024	2Q 2025
Subtotal		889		$475.1	$111.6	$72.0	$39.6

Total [4]		1,960		$475.1	$536.6	$304.6	$232.1

Estimated Size of Portfolio in Active Development and Redevelopment [5]				$1,011.7

[1] Planned Direct Capital Investment for Upton Place at Aimco's 90% share is $234 million.
[2] Initial occupancy at The Hamilton is now expected in 3Q 2022 with stabilized occupancy now expected in 2Q 2023.

[3] In June, Aimco and AIR agreed to the early termination of the leases at Flamingo Point North Tower, 707 Leahy, The Fremont, and Prism in exchange for a payment of $200 million to Aimco from AIR. The leases will terminate on or before September 1, 2022 at which time Aimco will have one leased property from AIR, Oak Shore with an annualized lease payment of $0.3 million.

[4] The annualized NOI contribution from Aimco's Development and Redevelopment properties for the three months ended June 30, 2022 was $22.7 million.
[5] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned Direct Capital Investment.
[6] Occupancy timing and stabilization are estimates subject to change.

[7] The weighted average expected stabilized NOI yield on total expected Direct Capital Investment plus Leasehold Value (when applicable) for the developments and redevelopments presented is expected to be 6.3%.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

2Q 2022 v. 2Q 2021			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2022	2Q 2021	Growth	2Q 2022	2Q 2021	Growth	2Q 2022	2Q 2021	Growth	2Q 2022	2Q 2022	2Q 2021	2Q 2022	2Q 2021
Boston	5	2,719	$14,599	$13,301	9.8%	$4,270	$3,988	7.1%	$10,329	$9,313	10.9%	70.8%	97.4%	97.9%	$1,838	$1,666
Chicago	6	1,437	8,520	7,840	8.7%	2,975	2,701	10.1%	5,545	5,139	7.9%	65.1%	97.8%	97.4%	2,022	1,868
New York City	3	150	1,758	1,496	17.5%	839	847	(0.9%)	919	649	41.6%	52.3%	98.5%	92.1%	3,965	3,610
SE Florida	2	729	5,254	4,483	17.2%	1,468	1,443	1.7%	3,786	3,040	24.5%	72.1%	98.5%	98.6%	2,440	2,079
Other Markets	4	507	2,973	2,645	12.4%	868	964	(10.0%)	2,105	1,681	25.2%	70.8%	97.5%	95.6%	2,004	1,819
Total	20	5,542	$33,104	$29,765	11.2%	$10,420	$9,943	4.8%	$22,684	$19,822	14.4%	68.5%	97.7%	97.5%	$2,039	$1,836

2Q 2022 v. 1Q 2022			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2022	1Q 2022	Growth	2Q 2022	1Q 2022	Growth	2Q 2022	1Q 2022	Growth	2Q 2022	2Q 2022	1Q 2022	2Q 2022	1Q 2022
Boston	5	2,719	$14,599	$14,281	2.2%	$4,270	$4,283	(0.3%)	$10,329	$9,998	3.3%	70.8%	97.4%	98.6%	$1,838	$1,777
Chicago	6	1,437	8,520	8,308	2.6%	2,975	2,843	4.6%	5,545	5,465	1.5%	65.1%	97.8%	98.0%	2,022	1,966
New York City	3	150	1,758	1,725	1.9%	839	879	(4.6%)	919	846	8.6%	52.3%	98.5%	99.1%	3,965	3,869
SE Florida	2	729	5,254	4,965	5.8%	1,468	1,397	5.1%	3,786	3,568	6.1%	72.1%	98.5%	99.3%	2,440	2,287
Other Markets	4	507	2,973	2,944	1.0%	868	845	2.7%	2,105	2,099	0.3%	70.8%	97.5%	98.4%	2,004	1,967
Total	20	5,542	$33,104	$32,223	2.7%	$10,420	$10,247	1.7%	$22,684	$21,976	3.2%	68.5%	97.7%	98.5%	$2,039	$1,967

2Q 2022 YTD v. 2Q 2021 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2022 YTD	2Q 2021 YTD	Growth	2Q 2022 YTD	2Q 2021 YTD	Growth	2Q 2022 YTD	2Q 2021 YTD	Growth	2Q 2022 YTD	2Q 2022 YTD	2Q 2021 YTD	2Q 2022 YTD	2Q 2021 YTD
Boston	5	2,719	$28,880	$26,394	9.4%	$8,553	$8,211	4.2%	$20,327	$18,183	11.8%	70.4%	98.0%	98.1%	$1,807	$1,648
Chicago	6	1,437	16,828	15,574	8.1%	5,818	5,469	6.4%	11,010	10,105	9.0%	65.4%	97.9%	97.5%	1,994	1,853
New York City	3	150	3,483	2,940	18.5%	1,718	1,746	(1.6%)	1,765	1,194	47.8%	50.7%	98.8%	90.0%	3,917	3,629
SE Florida	2	729	10,219	8,854	15.4%	2,865	2,821	1.6%	7,354	6,033	21.9%	72.0%	98.9%	98.4%	2,363	2,056
Other Markets	4	507	5,917	5,256	12.6%	1,713	1,892	(9.5%)	4,204	3,364	25.0%	71.0%	98.0%	96.1%	1,985	1,798
Total	20	5,542	$65,327	$59,018	10.7%	$20,667	$20,139	2.6%	$44,660	$38,879	14.9%	68.4%	98.1%	97.6%	$2,003	$1,818

Excluded from the tables above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in millions) (unaudited)

As of June 30, 2022

2022 Acquisitions
Land Acquisitions	Location	Closing Date	Purchase Price	Acres
Broward Land	Fort Lauderdale, FL	January 2022	$49.0	4.2
34th and Biscayne Blvd	Miami, FL	January 2022	1.7	0.1
Flagler Village [1]	Fort Lauderdale, FL	June 2022	64.0	5.7
Total Land Acquisitions			$114.7	10.0

2022 Dispositions
Apartment Dispositions	Location	Closing Date	Sales Price	Units	NOI Cap Rate [2]	Property Debt	Net Sales Proceeds [3]
Pathfinder Village	Fremont, CA	May 2022	$127.0	246	4.1%	$55.0	$71.8
Total Dispositions [4]			$127.0	246	4.1%	$55.0	$71.8

[1] In June, Aimco closed on one of the three parcels at this site in Fort Lauderdale, Florida. In July, Aimco closed on the purchase of the second parcel at this site and expects to close on the third, and final, parcel in the third quarter of 2022.
[2] NOI Cap Rate is calculated based on the NOI (inclusive of property management fees) for the most recent quarter prior to the sale of asset, divided by the sales price.
[3] Net Sales Proceeds are after the repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[4] Total Dispositions does not include the sale of Cedar Rim which closed in July.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions) (unaudited)

	2Q 2022 NOI [1]	Annualized NOI
Operating Properties
Boston	$10.3	$41.3
Chicago	5.5	22.2
New York City	0.9	3.7
SE Florida	3.8	15.1
Other Markets	2.1	8.4
Total Stabilized Operating Properties	22.7	90.7
Other Real Estate [2]	3.1	12.3
Assets Held for Sale	1.2	4.9
Active Developments and Redevelopments (est. stabilized NOI) [3][4]		63.7
Total Stabilized and Other Real Estate		$171.6

		Value as of June 30, 2022
Land and Alternative Investments
Land inventory at cost [5]		$138.1
Mezzanine loan in Parkmerced Apartments [6]		354.4
Fair value of equity investment in IQHQ		59.7
Fair value of equity investments in RE Tech Funds		5.9
Cash and cash equivalents
Cash and cash equivalents		$81.8
Restricted cash		12.5
Indebtedness
Amounts drawn on Aimco's revolving secured credit facility		$-
Non-recourse property debt, net		801.4
Construction loans, net		199.7
Preferred equity interests		51.8
Notes payable to AIR		147.0
Leaseholds [3][4]		475.1
Other
Investment remaining to complete active developments and redevelopments [3]		232.1
Other liabilities, net		3.2
Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents		160.3

[1] NOI at Aimco share, does not include property management fees of 3% of revenue
[2] Other Real Estate includes 1001 Brickell Bay Drive, Aimco's class A office building located in the Brickell neighborhood of Miami, Florida and Eldridge Townhomes located in Elmhurst, Illinois.
[3] See Supplemental Schedule 5 for additional details
[4] In June, Aimco entered into an agreement with AIR Communities for the return of the four initial leased properties, and collapse of the corresponding leases, in exchange for a payment of $200 million due on or before September 1, 2022. Upon receipt of payment, Aimco estimates that it will earn a net profit of approximately $100 million for this transaction.
[5] Includes land purchased for development or redevelopment
[6] Includes the principal loan amount of $275 million plus accrued interest.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 19

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.6% of the legal interest in the common partnership units of the Aimco OP and 95.0% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships;
•
income recognized due to the modification of leased assets; and
•
adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 20

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains recognized in the second quarter 2022 by Aimco on its investment in IQHQ, in conjunction with Aimco's redemption of 22% of its investment in IQHQ, Aimco's remaining 2.4 million shares were valued at a stepped up basis; and
•
the amount of interest income recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes the $275 million mezzanine loan, and associated accrued interest, made by Aimco to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California. For more information regarding this investment see Aimco’s SEC Form 10-K filed for the period ended December 31, 2021.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 21

Other liabilities, net as of June 30, 2022, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in thousands):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	134
Other assets, net (per Consolidated Balance Sheet)	(251)
Interest Rate Options (per Consolidated Balance Sheet)	(51)

Adjustments
Fair value of equity investment in IQHQ	60
Fair value of equity investments in RE Tech Funds	6
Land Lease on Upton Place	106

Other liabilities, net (per Schedule 8)	3

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party financing for Aimco's Upton Place development.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 22

Segment NOI Reconciliation	Three Months Ended (in thousands)
	June 30, 2022		June 30, 2021
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$50,697	$19,708	$40,418	$16,403

Adjustment: Utilities reimbursement	(1,347)	(1,347)	(1,128)	(1,128)

Adjustment: Assets Held for Sale	(1,823)	$568	(1,798)	634

Adjustment: Other Real Estate	(4,383)	$1,317	(3,138)	1,090

Adjustment: Non-stabilized and other amounts not allocated [2]	(10,040)	(9,825)	(4,589)	(7,056)

Total Stabilized Operating (per Schedule 6)	$33,104	$10,420	$29,765	$9,943

Segment NOI Reconciliation	Six Months Ended (in thousands)
	June 30, 2022		June 30, 2021
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$100,691	$38,929	$80,222	$33,345

Adjustment: Utilities reimbursement	(2,903)	(2,903)	(2,473)	(2,473)

Adjustment: Assets Held for Sale	(3,628)	1,159	(3,503)	1,265

Adjustment: Other Real Estate	(9,378)	(2,822)	(6,324)	(2,127)

Adjustment: Non-stabilized and other amounts not allocated [2]	(19,455)	(13,696)	(8,903)	(9,871)

Total Stabilized Operating (per Schedule 6)	$65,327	$20,667	$59,018	$20,139

[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

Second Quarter 2022 Earnings Release and Supplemental Schedules | 23

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2021 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building and an apartment community acquired after January 1, 2021 which therefore does not have operational data for comparable prior periods.

ASSETS HELD FOR SALE: Includes those assets, that as of June 30, 2022, were under contract, with non-refundable deposits.

VALUE CREATION, NET OF COSTS: Value Creation, net of costs is defined by Aimco, in particular, as it relates to the termination of leases with AIR, as the lease termination payment less development and financing costs, net of operating revenues and expenses during the leasehold period.

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